Exhibit (d)(4)

Amended and Restated

Exhibit A

to the

Subadvisory Agreement

by and between

BMO Asset Management Corp.

and

Pyrford International Ltd.

Fund Name	Subadvisory Fee	Initial Term

BMO Pyrford International Stock Fund	Forty percent (40%) of the gross advisory fee received by Adviser from the Fund	August 31, 2012

Executed as of this          day of                                 , 2015.

BMO ASSET MANAGEMENT CORP.

By:
Name:
Title:

PYRFORD INTERNATIONAL LTD.

By:
Name:
Title: